EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2022 and Update on Wagz Pending Transaction

ELK GROVE VILLAGE, Ill., Dec. 10, 2021 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services (“EMS”) company (the “Company”), today reported revenues and earnings for the fiscal quarter ended October 31, 2021.

Revenues increased $30.6 million, or 44 percent, to $100.2 million in the second quarter of fiscal 2022 from $69.6 million for the same quarter in the prior year. Net income for the second quarter ended October 31, 2021 was $3,150,205, compared to $626,858 for the same period in the prior year. Basic and diluted earnings per share for the quarter ended October 31, 2021, were $0.73 and $0.69, respectively, compared to basic and diluted earnings per share of $0.15 each for the same quarter ended October 31, 2020.

For the six months ended October 31, 2021, revenues increased $55.8 million, or 43 percent, to $186.0 million compared to $130.1 million for the same period in the prior year. Net income for the six-month period ended October 31, 2021 was $11,946,921 compared to a net loss of $273,808 for the same period in the prior year. Basic and diluted income per share for the six months ended October 31, 2021, were $2.78 and $2.69, respectively, compared to basic and diluted loss per share each of $0.06 each for the six months ended October 31, 2020.

Commenting on SigmaTron’s second quarter, fiscal 2022 results, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board, said, “I’m pleased to report record quarterly revenue and operating results for the quarter ending October 31, 2021.  The revenue line, as well as the cost of products sold, are inflated due to significant premiums paid for raw material by our customers, which are close to a pass through in terms of margin.  The premiums were a little over 10% of the revenue reported and roughly the same number in terms of cost of products sold.  However, putting that aside, we still reported operating income of $5.0 million for the quarter, which is a record for income from operations.  Coupled with our first quarter results, we also set records for the six months ended October 31, 2021, after eliminating the gain from the forgiveness of the PPP Loan previously reported in our first quarter financial results press release.

“The record results were driven by a strong and growing demand from existing customers as well as several new customers that have been added over the last year.  The backlog remains strong, and new opportunities are significant.  There has been no perceivable change in terms of trade policy between the United States and China and this continues to drive existing and potential customers to look at Mexico as a favored supply chain solution. Unfortunately, the volatility of the electronic component marketplace remains with us and from our perspective, is getting worse and not better.  We do not see any end in sight for the shortages.  We continue to experience and have reached a stage where shortages in other commodity markets affected final production for our customers causing them to slow or push out consumption of assemblies from us.  Accordingly, the Company continues to be negatively affected by the disruptions in the component marketplace and other times are negatively affected by other supply chain providers.  Unfortunately, there is no predictability regarding when these disruptions will occur so it’s a challenge in terms of reacting to these disruptions.

“With that said, these disruptions have required that we work closer than ever with our customers and the silver lining is that I believe we have built even stronger relationships.  That bodes well going forward.

“I’m also pleased to announce that we have reached a new 3-year labor agreement with our Elk Grove Village production union, with which we have always enjoyed an excellent working relationship.

“Regarding the pending Wagz acquisition, both companies currently anticipate closing the transaction by the end of calendar 2021. On December 7th, the Company amended its Agreement and Plan of Merger with Wagz. The amendment decreases the number of SigmaTron shares given to Wagz in conjunction with the transaction. Please refer to Form 8-K, filed December 10, 2021 for more information regarding the amendment. We remain excited about the opportunities we see in the Pet Tech market.

“While significant uncertainty remains in the electronic manufacturing services market, both in terms of customer requirements and raw material/component availability, I believe that we are well positioned with three plants in Mexico to continue to grow as electronics and electronic products continue to be incorporated into more applications and products for the North American market.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase-out of LIBOR; the ability to meet the Company’s financial covenant; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 (commonly known as “Coronavirus”) which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, caused plant closings or reduced operations thus reducing output at those facilities; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2021	2020	2021	2020

Net sales	100,216,614	69,618,424	185,956,048	130,143,380

Cost of products sold	88,439,028	62,858,882	164,595,984	119,111,647

Gross profit	11,777,586	6,759,542	21,360,064	11,031,733

Selling and administrative expenses	6,805,756	5,421,739	12,916,771	10,481,264

Operating income	4,971,830	1,337,803	8,443,293	550,469

Gain on extinguishment of long-term debt	-	-	(6,282,973)	-
Other expense	308,113	268,002	508,888	602,168

Income (loss) before income tax	4,663,717	1,069,801	14,217,378	(51,699)

Income tax expense	1,513,512	442,943	2,270,457	222,109

Net income (loss)	$3,150,205	$626,858	$11,946,921	($273,808)

Net income (loss) per common share - basic	$0.73	$0.15	$2.78	($0.06)

Net income (loss) per common share - assuming dilution	$0.69	$0.15	$2.69	($0.06)

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,553,899	4,257,508	4,445,289	4,254,247

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2021	2021

Assets:

Current assets	$198,265,130	$141,553,863

Machinery and equipment-net	34,964,995	34,186,918

Deferred income taxes	1,740,068	1,647,143
Intangibles	1,823,139	1,996,749
Other assets	13,410,401	14,788,734

Total assets	$250,203,733	$194,173,407

Liabilities and stockholders' equity:

Current liabilities	113,245,906	$85,315,249

Long-term obligations	63,860,455	48,309,097

Stockholders' equity	73,097,372	60,549,061

Total liabilities and stockholders' equity	$250,203,733	$194,173,407

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095